Exhibit 99.1

For Immediate Release	Contact Information
Monday, June 2, 2008	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Stockholders Hear Operations Update at 2008 Annual Meeting

SAN ANTONIO -- June 2, 2008 -- Executives of TXCO Resources Inc. (Nasdaq:TXCO) provided stockholders with an update on current operations at the Company's annual meeting, held Friday, May 30.

Chairman and CEO James E. Sigmon called 2007 "a pivotal year in our history" and said TXCO has "multiple projects that can bring continuing growth." He added the Company has further expanded its record 2008 CAPEX to a range of $125-135 million for more than 100 wells. A copy of the meeting presentation is available on the Company's Web site at www.txco.com/presentation.html.

Approximately 84 percent of TXCO's common shares were represented, either in person or by proxy. Stockholders approved the following four matters at the meeting:
•	Election of three Class A directors, Dennis Fitzpatrick, Jacob Roorda and Anthony Tripodo.
•	An amendment to TXCO's 2005 Stock Incentive Plan.
•	Adoption of the Company's Overriding Royalty Purchase Plan.
•	Ratification of the appointment of Akin, Doherty, Klein & Feuge P.C., certified public accountants, as independent auditors for 2008.

Following the stockholder meeting, the board of directors voted unanimously to reappoint all standing committee assignments, including current chairs. All members of the board's committees are independent and outside directors.

The operations report focused on four projects currently under way -- the Glen Rose Porosity oil play, San Miguel oil sands resource play, Glen Rose gas shoals in the Fort Trinidad Field of East Texas and the emerging Pearsall shale gas resource play.

Vice President and COO Jeff Bookout pointed out TXCO has had an 80 percent success rate in the Glen Rose Porosity since its 2002 discovery. He also discussed the comprehensive reservoir optimization study of the play, recently presented to the Company by Schlumberger. The study concluded the water-drive formation is unique as Schlumberger was unsuccessful in identifying an analogue field. Although no major operational suggestions were put forth in the report, several ideas will be tested while gaining more technical information on the reservoir, he added. TXCO will continue to drill in the structurally high positions in the Porosity. TXCO will also lower the pressure drop when producing the wells by either drilling longer laterals or reducing the initial production rates. The Company also plans to flow high water-cut wells at substantially increased rates to determine whether or not oil percentage stays constant when production rates are increased, as was indicated by the study.

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On the San Miguel oil sands, TXCO has started a pre-heat phase on its steam-assisted gravity drainage (SAGD) pilot, which will last 8-10 weeks before steam injection begins. On the separate fracture-assisted steamflood technology (FAST) pilot, drilling has been completed on the injection and production wells and two 50 mmBtu steam generators are now in transit from China and expected to arrive by the end of June.

Vice President-Exploration Gary Grinsfelder discussed the Fort Trinidad Field, which now has its third and fourth Glen Rose wells drilling. He added TXCO is currently drilling its fourth and fifth wells in the Maverick Basin's Pearsall shale gas resource play. Two of the wells are on production, one is in completion and two are drilling, with good gas shows. Company estimates place the Pearsall's resource potential at 4-6 Tcf, net to the Company.

About TXCO Resources
TXCO Resources is an independent oil and gas enterprise with interests in the Maverick Basin, the Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO's business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget and drilling plans, capital expenditures, production levels, the timing, number and cost of wells to be drilled, new projects and expected results, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. TXCO undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended December 31, 2007, and Form 10-Q for the quarter ended March 31, 2008. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.